Exhibit 99.1

Houghton Mifflin Harcourt Appoints Brian Napack to Board of Directors

Education and media industry veteran brings strong operational experience

BOSTON – June 30, 2016 – Global learning company Houghton Mifflin Harcourt (HMH) today announced that Brian Napack, former president of Macmillian, has been appointed to HMH’s board of directors, bringing the number of board members from seven to eight.

“We are delighted to welcome Brian to HMH’s board of directors,” said Larry Fish, Chairman of the board of directors, HMH. “With a robust career in the education and media industries, Brian will contribute valuable perspective to the oversight and direction of HMH’s business.”

“Brian’s previous experience navigating changing industry landscapes will help provide insight into HMH’s own transformation,” said Linda K. Zecher, President, CEO & Director of HMH. “I am looking forward to Brian’s contributions.”

“I am honored to join the board of Houghton Mifflin Harcourt, a company with a great history and a strong commitment to meeting the diverse needs of all learners,” said Napack. “I look forward to supporting the Company’s continued success.”

Currently a Senior Advisor at Providence Equity, Napack serves on the board of Blackboard and Ascend Learning, as well as national nonprofit Zero to Three. He received a Master of Business Administration from Columbia University and a Bachelor of Arts from Middlebury College.

About Houghton Mifflin Harcourt
Houghton Mifflin Harcourt (NASDAQ:HMHC) is a global learning company dedicated to changing people’s lives by fostering passionate, curious learners. As a leading provider of pre-K–12 education content, services, and cutting-edge technology solutions across a variety of media, HMH enables learning in a changing landscape. HMH is uniquely positioned to create engaging and effective educational content and experiences from early childhood to beyond the classroom.  HMH serves more than 50 million students in over 150 countries worldwide, while its award-winning children's books, novels, non-fiction, and reference titles are enjoyed by readers throughout the world. For more information, visit www.hmhco.com.

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Media Contact
Bianca Olson
SVP, Corporate Affairs
617-351-3841
bianca.olson@hmhco.com